News Release

HOPE BANCORP ANNOUNCES PROPOSED $200 MILLION CONVERTIBLE NOTES OFFERING
AND AUTHORIZATION OF $100 MILLION SHARE REPURCHASE

LOS ANGELES - May 7, 2018 - Hope Bancorp, Inc. (NASDAQ: HOPE) (the “Company”) today announced its intention to offer, subject to market conditions and other factors, $200 million aggregate principal amount of its convertible senior notes due 2038 (the “Notes”). The Notes will be offered and sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The Company also intends to grant the initial purchaser of the Notes a 30-day option to purchase up to an additional $30 million in aggregate principal amount of the Notes on the same terms and conditions. BofA Merrill Lynch is acting as sole initial purchaser of the Notes.

Interest on the Notes will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2018. The Notes will mature on May 15, 2038, unless earlier converted, redeemed or repurchased. The Notes will be convertible into cash, shares of Hope Bancorp’s common stock, or a combination thereof, at the Company’s election, redeemable at the Company’s option on or after May 20, 2023 and subject to optional repurchase rights of the holders thereof on May 15, 2023, May 15, 2028 and May 15, 2033. If and when issued, the Notes will be senior unsecured obligations of Hope Bancorp.

In connection with the offering of the Notes, Hope Bancorp’s board of directors approved a share repurchase program that authorized the Company to use up to $100 million of the proceeds from the Notes offering to repurchase up to $100 million of its common stock. The Company intends to use up to $100 million to repurchase shares of its stock from purchasers of the Notes in privately negotiated transactions effected through the initial purchaser of its affiliates conducted concurrently with the pricing of the Notes. The Company expects the purchase price per share of its common stock in repurchases conducted concurrently with the pricing of the Notes to equal the closing sale price per share of its common stock on the Nasdaq Global Select Market on the date of the pricing of the Notes. Any such share repurchases may increase, or prevent a decrease in, the market price of Hope Bancorp’s common stock or the Notes, which could result in a higher effective conversion price for the convertible Notes. Any remaining capacity for repurchases is expected to be used in open market repurchases following the pricing of the Notes as market conditions warrant.

The Company intends to contribute the remaining proceeds as additional capital to Bank of Hope, its wholly owned banking subsidiary, to be used by Bank of Hope for general corporate purposes.

The Notes and the shares of common stock issuable upon conversion of the Notes, if any, have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of an offering memorandum.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $14.5 billion in total assets as of March 31, 2018. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 63 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City and Northern California; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the proposed offering of the convertible senior Notes, the anticipated terms of the Notes and the convertible Note transactions, the expected use of the net proceeds from these transactions, the terms of any share repurchases described herein and Hope Bancorp’s expectations concerning market conditions for an offering of convertible notes and the share repurchases. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. Hope Bancorp expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact:
Angie Yang
SVP, Director of Investor Relations &
Corporate Communications
213-251-2219
angie.yang@bankofhope.com

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